Contact: Adam Weiner/Andrea Calise

Kekst and Company

(212) 521-4845

FOR IMMEDIATE RELEASE

Sizeler Property Investors, Inc. Completes Redemption of Convertible Debentures

--$54 million principal amount of debentures are converted to 4,906,200 shares of common stock--

New Orleans, LA, May 4, 2005 -- Sizeler Property Investors, Inc. (NYSE: SIZ) announced the results of the May 2, 2005 redemption of its 9% convertible subordinated debentures due July 15, 2009. Of the $56.6 million principal amount originally issued, $2.6 million principal amount have been redeemed (together with accrued interest) and the remaining $54.0 million principal amount of debentures have been converted into a total of 4,906,200 newly issued shares of common stock at a conversion price of $11.00 per share. As a result of the conversion, Sizeler now has 20,987,315 shares of common stock outstanding as of the close of business on May 2, 2005 and a total market capitalization of $228.8 million based upon the May 3 closing price of $10.90 per share.

The debenture conversion is an important step in Sizeler's previously announced strategic plan. The conversion substantially improves Sizeler's balance sheet by, among other things, increasing Sizeler's equity market capitalization, reducing debt, and reducing annual interest expense. The Company is now well positioned to continue to execute on its strategic plan for increasing shareholder value with the benefit of its enhanced balance sheet.

All shares of common stock issued in the debenture conversion will be entitled to vote at Sizeler's 2005 annual meeting of stockholders and will have a full opportunity to understand and evaluate all relevant information about Sizeler, including the Company's business plan and related strategic initiatives. The date of the meeting will be during the 30-day period starting September 29, 2005.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-one properties -- sixteen in Louisiana, eleven in Florida and four in Alabama.

PROXY SOLICITATION

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY'S SCHEDULE 14A FILED ON APRIL 19, 2005. SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER'S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER'S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON APRIL 19, 2005), AT THE SEC'S INTERNET WEBSITE WWW.SEC.GOV AND ALSO ON SIZELER'S INTERNET WEBSITE WWW.SIZELER.NET. THE SCHEDULE 14A FILED APRIL 19, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT FOR THE 2005 ANNUAL MEETING ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).